Form of Schedule I (Performance Restricted Stock Award with Relative TSR Vesting)
Performance Conditions

Performance Period: [ ]
Cumulative Target - Adjusted Earnings Per Share: $[ ]

Subject to the satisfaction of the Relative TSR Condition (as defined below), a number of Shares of Performance Restricted Stock equal to a percentage of the Target Number of Shares of Performance Restricted Stock set forth on the Certificate of Grant will become Earned Shares of Performance Restricted Stock on the Determination Date based on the level of achievement of actual Adjusted Earnings per Share during the Performance Period as set forth in the table below. Achievement of actual Adjusted Earnings per Share in between the performance levels set forth in the table below will be pro-rated based on linear interpolation (and the corresponding percentage of Target Number of Shares of Performance Restricted Stock will become Earned Shares of Performance Restricted Stock).

Actual Adjusted Earnings per Share Performance Level	Percentage of Target Number of Shares of Performance Restricted Stock Earned
less than $[ ]	0%
$[ ]	50%
$[ ]	100%
$[ ] or greater	200%

“Adjusted Earnings per Share” means the quotient of (x) the cumulative Adjusted Net Income during the Performance Period divided by (y) Diluted Shares Outstanding.
“Diluted Shares Outstanding” means [ ] shares.
“Adjusted Net Income” means net income excluding: (a) cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with United States GAAP; (b) any incremental amortization or depreciation resulting from the application of purchase accounting to the 2007 going-private transaction; (c) any significant severance or other costs related to the Company’s major restructuring efforts ; (d) any significant gains, losses or settlements that impact comparability between years; (e) any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument and any changes in the fair value of gas and diesel fuel derivatives; (f) any share based compensation expense or reversal recorded in accordance with US GAAP; (g) the effects of changes in foreign currency translation rates from such rates used in the calculation of the initial adjusted net income target; (h) the impact of acquisitions and divestitures that impacts the comparability with the target; and (i) the tax impact of the above adjustments to adjusted net income which represents the tax provision or benefit associated with the adjusted income or expenses using the appropriate tax rate.

Note: The performance grid and the defined terms above also remain subject to further review and modification by the Committee (any such modification in the case of executive officers, subject to the approval of the Stock Committee) within the first 90 days of the Performance Period.

Relative TSR Condition

TSR Measurement Period: [ ]

Relative TSR Condition: The Relative TSR Condition shall be satisfied if the Company’s Total Shareholder Return (as calculated below) during the TSR Measurement Period, as compared to the Total Shareholder Return of the other companies within the Peer Group, is [ ]. For the avoidance of doubt, if the Relative TSR Condition is not satisfied, then all outstanding Shares of Performance Restricted Stock shall be forfeited and immediately cancelled.

“Total Shareholder Return” means, with respect to any company, an amount (expressed as a percentage return) equal to:

(i) the sum of (x) the Ending Stock Price minus the Beginning Stock Price, plus (y) the amount of any dividends and distributions paid on a per share basis (calculated as if such dividends had been reinvested in the applicable company’s common stock on the applicable dividend date) cumulatively over the performance period, divided by

(ii) the Beginning Stock Price.

“Beginning Stock Price” means, with respect to any company, the average closing price per share of common stock for the twenty (20) trading days immediately prior to the first trading day of the TSR Measurement Period.

“Ending Stock Price” means, with respect to any company, the average closing price per share of common stock for the twenty (20) trading days immediately prior to the last day of the TSR Measurement Period.

“Peer Group” means the following companies:

[                                ]

Any company in the Peer Group that ceases to be publicly held during the TSR Measurement Period (i) due to bankruptcy, liquidation or reorganization, shall remain in the Peer Group for purposes of calculation of the Relative TSR Condition (with such company deemed to have a Total Shareholder Return of -100% and ranked at the bottom of the Peer Group) or (ii) due to a merger, sale, acquisition, business combination or other similar event, shall be excluded from the Peer Group for purposes of calculation of the Relative TSR Condition.